CERTIFICATE OF AMENDMEN'T'

OF

CERTIFICATE OF INCORPORATION

OF

KIRLIN HOLDING CORP.

Pursuant to the General Corporation Law of the State of Delaware ("GCL”), it hereby certified that:

1. The present name of the Corporation (hereinafter called the "Corporation") is Kirlin Holding Corp. Title date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was July 28, 1994.

2. The cenlf1cate of incorporation of the Corporation is hereby amended to increase the capital of the Corporation by deleting the first paragraph under paragraph 4 and in its stead substituting the following:

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 41,000,000, of which 40,000,000 shares shall be designated as the common stock, $.0001 par value per share, of the Corporation and 1,000,000 of which shall be designated as the preferred stock $.0001 par value per share, of the Corporation.

3. Receipt as otherwise amended hereby, the provisions of the certificate of incorporation of the Corporation are in full force and effect.

4. The amendment to the certificate of incorporation been duly adopted in accordance with the provisions of Section 242 of the GCL, by resolution of the Board of Directors of the Corpon1tion held by the approval of a majority of the holder of the outstanding common stock entitled to vote therein.

IN WITNESS WHEREOF, The undersigned of this Certificate of Amendment on this 11th day of July 2000.

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01: 40 PM 08/14/2000
0014 10369 - 2419873